Exhibit 99.1

Pier 1 Imports, Inc. Announces Third Quarter Sales and Increases EPS Estimate

FORT WORTH, Texas--(BUSINESS WIRE)--December 1, 2011--Pier 1 Imports, Inc. (NYSE:PIR) today reported sales results for the third quarter ended November 26, 2011.

Third Quarter Highlights

  Comparable store sales increase of 7.0% versus last year’s increase of 10.2%; three-year cumulative comparable store sales increase of 30.9%
  Merchandise margins expected to be approximately 60% of sales versus 58.9% last year
  Earnings per share expected to be in a range of $0.20 - $0.21; an increase from previous estimate of $0.18 per share

Comparable store sales for the third quarter ended November 26, 2011 increased 7.0% compared to last year’s comparable store sales increase of 10.2% for the third quarter ended November 27, 2010. Total sales for the quarter improved 8.2% to $383 million compared to $354 million in the year-ago quarter. Comparable store sales for the first nine months increased 9.2% compared to a comparable store sales increase of 11.8% in the year-ago period. Total sales for the first nine months increased 9.0% to $1.057 billion from $970 million for the same period last year. The comparable store sales increase for the third quarter was driven primarily by increases in traffic and average ticket. Merchandise margins for the third quarter were strong and will be approximately 60% of sales, up from last year’s third quarter merchandise margins of 58.9% of sales. Third quarter earnings are expected to be in a range of $0.20 - $0.21 per share, up from the Company’s previously reported estimate on November 9, 2011 of $0.18 per share.

Alex W. Smith, President and Chief Executive Officer, commented, “We are very pleased with our third quarter. Our strong assortments and the right balance between regular and promotional pricing drove strong sales and merchandise margin growth. Consequently, earnings per share are now anticipated to be ahead of our previous estimate. Thanksgiving weekend, the gateway to the holiday season, was excellent with comp store sales for our three-day event increasing 10% from last year. This was achieved with modest levels of discount – further testament to the quality of our product offering and store experience. We look forward to discussing our third quarter results and providing an update to the balance of the year during our upcoming conference call.”

Third Quarter Conference Call Information and December Sales Release

The Company will announce fiscal 2012 third quarter financial results prior to market open on December 15, 2011 and will host a conference call later that morning at 10:00 a.m. Central Time to discuss the results. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 25501934.

The Company will announce fiscal 2012 December sales on January 5, 2012.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400